Exhibit 10.4

LEASE AMENDING AGREEMENT NO. 3

This LEASE AMENDING AGREEMENT NO. 3 (this "Amendment") is dated April 21, 2016, for reference purposes only, by CVRx, Inc., a Delaware corporation ("Tenant") and AX CROSSTOWN VI L.P. ("Landlord"), with reference to the following facts:

A.       Landlord, as successor in title to DUKE REALTY LIMITED PARTNERSHIP, and Tenant are the current parties to that certain Lease, dated as of October 13, 2008, as amended by that certain Letter of Understanding dated December 3, 2009, as further amended by that certain First Lease Amendment dated November 30, 2010, as further amended by that certain Second Lease Amendment dated October 22, 2012, each between Landlord’s predecessor in interest and Tenant (collectively the "Lease"), for the lease by Tenant of space in a building known as Crosstown North Business Center VI located at 9201 West Broadway North, Brooklyn Park, Minnesota 55445, consisting of approximately 26,379 square feet, as more particularly described in the Lease (the "Current Premises"). All capitalized terms referred to in this Amendment shall have the same meaning defined in the Lease, except where expressly defined to the contrary in this Amendment.

B.       Tenant and Landlord desire to amend the Lease so as to conditionally release Tenant of its obligations under the Lease as Tenant’s obligations pertaining to 2,489 square feet of the Current Premises, as shown on the attached Exhibit A (“Released Premises”), upon the terms and conditions set forth below, and extend the term of the Lease for the Remainder Premises as defined below to July 31, 2021, and to make certain other specific modifications to the Lease as set forth below, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0	Confirmation. Tenant acknowledges and agrees that, as of the date of this Amendment: (a) Tenant is in sole possession of the Current Premises demised under the Lease; (b) all work, improvements and furnishings required to have been performed or provided by Landlord under the Lease on or before the date hereof have been completed and accepted by Tenant; (c) Tenant has no presently enforceable offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the Lease and the Lease is binding on Tenant and is in full force and effect, and Tenant has no current defenses to the enforcement of the Lease; (d) Tenant has not assigned the Lease, or sublet any portion of the Current Premises, and (e) Tenant is not in default of the Lease and Tenant acknowledges that, to Tenant’s knowledge, Landlord is not in default of the Lease.

2.0	Premises. Effective as of one calendar day following the Surrender Date (as defined below), the square footage of the Current Premises shall be reduced to approximately 23,890 total square feet (“Remainder Premises”). One calendar day after the Surrender Date (as defined in Section 3.0 below), and continuing throughout the Extension Term (as defined in Section 5.0 below), the Remainder Premises shall be the “Leased Premises” for all purposes under the Lease, as amended by this Amendment. The parties understand and agree that Tenant shall irrevocably surrender the Released Premises to Landlord with the intent and purpose that the estate of Tenant in and to the Released Premises be wholly extinguished on the Surrender Date, and that the term of the Lease with respect to the Released Premises shall expire in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the Term therefor, and that Tenant shall be responsible to surrender the Released Premises to Landlord in the condition as required in the Lease and pursuant to Section 4.0 below.

3.0	Released Premises Term. The Term of the Lease for the Released Premises shall terminate on the date that Tenant complies with the terms and conditions set forth in Section 4.0 below (“Surrender Date”). Except as specifically modified herein, all terms of the Lease shall apply through and including the Surrender Date.

4.0	Surrender of Possession. Tenant shall (i) surrender possession and unconditionally vacate the Released Premises, in the condition required in the Lease and herein, as and when required by Landlord pursuant to Section 8.0 below; and (ii) pay to Landlord all rent (including Base Rent and Tenant’s Proportionate Share of Operating Expenses), and any other charges due under the Lease or this Amendment through and including the Surrender Date. Upon satisfaction of the foregoing, Landlord shall be deemed to have conditionally accepted the surrender of the Released Premises effective as of the Surrender Date. Tenant agrees to surrender possession of the Released Premises in the condition as required under the Lease.

5.0	Remainder Premises Term. The Term of the Lease for the Remainder Premises shall be extended for an additional sixty (60) consecutive months commencing August 1, 2016 and will expire on July 31, 2021 (the “Extension Term”).

6.0	Rent. Through the Surrender Date, Tenant shall pay Landlord Base Rent for the Current Premises, together with “Tenant’s Proportionate Share of Operating Expenses”, as provided in the Lease. Commencing on the first calendar day following the Surrender Date, the monthly Base Rent shall be as follows:

Time Period	Monthly Base Rent
Surrender Date plus 1 day - July 31, 2017	$16,922.08
August 1, 2017-July 31, 2018	$17,340.16
August 1, 2018-July 31, 2019	$17,778.14
August 1, 2019-July 31, 2020	$18,216.13
August 1, 2020-July 31, 2021	$18,674.02

7.0	Proportionate Share of Expenses. As of the next calendar day following the Surrender Date, “Tenant’s Proportionate Share,” as defined in the Lease, of Operating Expenses (including Real Estate Taxes and insurance) shall be 32.8%.

8.0	Condition of Premises. Subject to Landlord’s completion of Landlord’s Work (as hereinafter defined), Tenant shall accept the Remainder Premises in its as-is condition as of the commencement of the Extension Term, and Landlord shall have no obligation to make or pay for any alterations, additions, improvement or renovations in or to the Remainder Premises to prepare the same for Tenant’s occupancy during the Extension Term except that Landlord, at its sole cost and expense, shall (i) demise the Remainder Premises from the Released Premises (including separation of electrical and other utilities as necessary), using building standard materials, and (ii) perform the limited improvements as described in that certain construction bid from The Bainey Group dated March 11, 2016 attached hereto as Exhibit B (“Bid”), including alternates 1, 2, 3, 5a, 5c, and 5e set forth in the Bid (such demising work and limited improvements collectively referred to as “Landlord’s Work”) . In connection with the foregoing, Tenant agrees that Landlord may commence Landlord’s Work on or about May 1, 2016, and that, following the commencement of Landlord’s Work, Tenant shall vacate and surrender the Released Premises to Landlord in the condition required under the Lease within ____________ (__) days after receipt of written notice from Landlord. In addition, Tenant agrees to reasonably cooperate with Landlord and not interfere with any construction of Landlord’s Work, including clearing and providing at least eight (8) feet of clear, unrestricted or uninhibited access on both sides of the location of the demising wall, and that during the construction of Landlord’s Work, any personal property of Tenant in the Current Premises, or any possession by Tenant of the Remainder Premises or the Released Premises, if applicable, shall be at Tenant’s sole risk, cost, and liability, except to the extent of the negligence or willful misconduct of Landlord or its agents, contractors or employees. The performance of Landlord’s Work shall not in any manner be deemed an interference with Tenant’s quiet use and enjoyment of the Remainder Premises, but Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business operations in the Remainder Premises during the course of Landlord’s Work. In the event Tenant requests alternates, additional work, or changes to Landlord’s Work which changes will result in a net additional expense to Landlord or delay delivery of the Released Premises to the future tenant of the same, Tenant shall reimburse Landlord for the same as additional rent within thirty (30) days of written demand therefor and reasonably detailed supporting documentation. Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Work by no later than July 31, 2016.

9.0	Option to Extend Lease Term. Landlord hereby grants to Tenant one (1) option (“Option”) to extend the Lease Term for a period of five (5) years (“Option Term”) immediately following the expiration of the Extension Term. The Option shall be exercised, if at all, by written notice (“Option Notice”) delivered by Tenant to Landlord not later than nine (9) full months (but no earlier than twelve (12) full months) prior to the expiration of the Extension Term. Further, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice, Tenant (i) is in uncured default under the Lease continuing beyond the expiration of any applicable notice, grace and/or cure period, (ii) has assigned the Lease or its interest therein, or (iii) has sublet more than fifty percent (50%) of the Remainder Premises. Provided Tenant has properly and timely exercised the Option, the Extension Term shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except for the Annual Base Rent, which shall be adjusted to the “Fair Market Rental Value” for the Remainder Premises, as reasonably determined by Landlord as provided below. As used herein, “Fair Market Rental Value” shall mean the projected prevailing rental rate (but not inducements or other concessions) as of the first day of the Option Term for similarly improved premises situated in a similar building in a similar Northwest suburban market area, within or close to the Building with similar loading, clear height, and other attributes of the Building. No additional options to extend the Option Term shall be granted or allowed unless specifically agreed to in writing between Landlord and Tenant.

Landlord shall notify Tenant in writing of such determination of Fair Market Rental Value within twenty (20) days after Landlord’s receipt of the Option Notice. If Tenant shall dispute Landlord’s determination of Fair Market Rental Value, then Tenant shall notify Landlord of Tenant’s objections within ten (10) days of Tenant’s receipt of Landlord’s determination, and such objection notice shall further set forth Tenant’s determination of Fair Market Rental Value. Upon receipt of such notice from Tenant, Landlord and Tenant shall attempt in good faith to resolve their differences within thirty (30) days thereafter (the “Negotiation Period”). Should the parties be unable to resolve their differences within the Negotiation Period, Tenant may elect to rescind its Option Notice by delivering written notice thereof to Landlord within five (5) business days after the expiration of the Negotiation Period. If Tenant does not rescind its Option Notice within said five (5) business day period, then each party shall have the right to submit the issue for neutral binding arbitration (and not by court action) to the American Arbitration Association in accordance with the rules of such Association then in effect. The party submitting to arbitration shall exercise such right of arbitration by delivering written notice of such election within thirty (30) days after the date of Tenant’s objections and Tenant’s determination of Fair Market Rental Value. If the arbitrator shall decide that Landlord’s determination of Fair Market Rental Value was reasonable, then the Fair Market Rental Value shall be the amount previously determined by Landlord. If the arbitrator shall determine that Landlord’s determination of Fair Market Rental Value was unreasonable, then the arbitrator shall be permitted to determine Fair Market Rental Value. The decision of the arbitrator shall be binding upon both parties. Each party shall share equally the cost of the arbitration process.

10.0	Option Rights. All option rights, if any, contained in the Lease, including, without limitation, options to extend or renew the term of the Lease or to expand the Premises, and the Right of First Offer are hereby deleted and are of no force and effect, and the only option of Tenant shall be as set forth in paragraph 9.0 above.

11.0	Real Estate Brokers. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Amendment, except for CBRE, Inc., representing Landlord and Carlson-Commercial, representing the Tenant, each of whom shall be paid a commission by Landlord pursuant to a separate written agreement. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any other real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Amendment.

12.0	Landlord's Notice Address. Effective immediately: (a) Landlord's notice address under the Lease is hereby amended and restated as follows: AX CROSSTOWN VI L.P. c/o CBRE, Inc., 4400 West 78th Street, Suite 200, Minneapolis, MN 55435, with a copy to the Landlord, AX CROSSTOWN VI L.P., Attn: Mr. Jim Green, CFO, Suite 300-360 Main Street, Winnipeg, MB R3C 3Z3; and (b) all payments required to be made by Tenant under the Lease shall be paid to Landlord at AX Crosstown VI L.P., P.O. Box 6180-0267 Hicksville, NY 11802-6180.

13.0	General Provisions.

13.1	Further Assurances. Landlord and Tenant each agree to execute any and all documents and agreements reasonably requested by the other party to further evidence or effectuate this Amendment.

13.2	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

13.3	Reaffirmation. As amended hereby, the Lease shall remain in full force and effect.

13.4	Conflicts. In case of any conflict between any term or provision of this Amendment and the Lease, the term or provision of this Amendment shall govern.

13.5	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.

14.0	Effectiveness. The parties agree that the submission of a draft or copy of this Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other. Prior to the complete execution and delivery of this Amendment by all parties, each party shall be free to negotiate the form and terms of this Amendment in a manner acceptable to each party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Amendment or the party that has not executed this Amendment.

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the dates specified beside their respective signatures.

LANDLORD:

AX CROSSTOWN VI L.P.,

a Delaware limited partnership

By Its General Partner:

AX Crosstown VI, LLC,

a Delaware limited liability company

By:	/s/ Brad Goerzen	Date:	June 6, 2016
Name:	Brad Goerzen
Its:	Authorized Signatory

By:	/s/ David L. Johnson	Date:	June 16, 2016
Name:	David L. Johnson
Its:	Authorized Signatory

TENANT:

CVRx, Inc.,
a Delaware corporation

By:	/s/ Joe Duprey	Date:	May 31, 2016
Name:	Joe Duprey
Its:	Sr. V.P. RD&D&O

EXHIBIT A

Released Premises